Exhibit 10.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is entered into as of the 29th day of December, 2011, by and between IVAX Diagnostics, Inc., a Delaware corporation (the “Company”), and ERBA Diagnostics Mannheim GmbH, a company headquartered in Germany (the “Purchaser”).

WHEREAS, the Company and the Purchaser are parties to that certain Stock Purchase Agreement, dated as of April 8, 2011 (the “Agreement”); and

WHEREAS, the Company and the Purchaser desire to amend the Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.           Second Closing.  The first sentence of Section 1.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The consummation of the sale and issuance to, and purchase by, the Purchaser of the Second Tranche (the “Second Closing”) shall take place, after the Initial Closing, on the date that is sixty (60) days after the date on which a majority of the independent directors on the Company’s Board of Directors determines by vote or written consent that the Second Closing shall occur and causes the Company to provide notice thereof to ERBA.”

2.           Final Closing.  The first sentence of Section 1.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The consummation of the sale and issuance to, and purchase by, the Purchaser of the Final Tranche (the “Final Closing”) shall take place, after the Initial Closing and after or simultaneously with the Second Closing, on the date that is sixty (60) days after the date on which a majority of the independent directors on the Company’s Board of Directors determines by vote or written consent that the Final Closing shall occur and causes the Company to provide notice thereof to ERBA.”

3.           Conditions Precedent.  The last sentence of Article 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Accordingly, following the Initial Closing, there shall be no conditions precedent to the Company’s and the Purchaser’s performance of their respective obligations at each of the Second Closing and the Final Closing, other than the determination and notice expressly set forth in Section 1.2(b) and Section 1.2(c), respectively.”

4.           Miscellaneous.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida for all purposes and in all respects, without regard to the conflict of law provisions of such state.  Except as specifically amended by this Amendment, the Agreement shall remain unaffected and in full force and effect.

[ SIGNATURE PAGE FOLLOWS ]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

THE COMPANY:

IVAX Diagnostics, Inc., a Delaware corporation

By:	/S/ Kevin D. Clark
Kevin D. Clark, Chief Executive Officer, Chief Operating Officer and President

THE PURCHASER:

ERBA Diagnostics Mannheim GmbH, a company headquartered in Germany

By:	/S/ Suresh Vazirani
Suresh Vazirani, Chief Executive Officer and Managing Director